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                                                                   EXHIBIT 23(a)

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Eaton Corporation for the registration of Debt Securities and to the incorporation by reference therein of our reports (a) dated January 27, 1995, with respect to the consolidated financial statements of Eaton Corporation included in its Annual Report on Form 10-K for the year ended December 31, 1994; (b) dated June 12, 1995, with respect to the financial statements and schedules of the Eaton Corporation Share Purchase and Investment Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 30, 1994; (c) dated June 19, 1995, with respect to the financial statements and schedules of the Eaton Corporation Savings Plan for Certain Cutler-Hammer Represented Employees included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1994, and (d) dated August 18, 1995, with respect to the financial statements and schedules of the Lectron Products, Inc. Retirement Savings Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1994, all filed with the Securities and Exchange Commission.

                                            ERNST & YOUNG LLP

Cleveland, Ohio
November 13, 1995